Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

DUKE REALTY CORPORATION ANNOUNCES LOAN EXTENSION ON

ATLANTA, GEORGIA JOINT VENTURE PROJECT

(INDIANAPOLIS, September 27, 2010) – Duke Realty Corporation (NYSE: DRE), a leading industrial and office property REIT, today announced that it has reached an agreement with lenders to extend a construction loan associated with its joint venture development project at 3630 Peachtree Road in Atlanta, GA. The amount of the extended loan includes only the portion of the original construction loan allocable to the commercial portion of the project. The loan maturity date has been extended to July 2015 from July 2011, with interest rates of LIBOR + 135 bps through July 2011 and LIBOR + 250 bps thereafter until maturity.

The development at 3630 Peachtree is a mixed-use commercial and residential project. Duke Realty is a 50 percent owner (along with a partnership managed by Pope & Land Enterprises) of the project’s commercial component, consisting of 436,000 square feet of office and retail space. Ownership of the residential component of the project has been transferred to the residential partners.

“We are pleased to have extended our loan with our existing lenders on competitive terms. We are nearly 30% leased, and our team continues to make great progress on this quality asset that will provide long term value in the Buckhead submarket,” said Kerry Armstrong, Senior Vice President in Duke Realty’s Atlanta Office.

About Duke Realty

Duke Realty owns and operates more than 134 million rentable square feet of industrial and office, including medical office, space in 18 major U.S. cities. Duke Realty is publicly traded on the NYSE under the symbol DRE and is listed on the S&P MidCap 400 Index. More information about Duke is available at www.dukerealty.com.

Contact Information:

Media:

Jim Bremner

317.808.6920

jim.bremner@dukerealty.com

Investors:

Randy Henry

317.808.6060

randy.henry@dukerealty.com